Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXCHANGE
6% CONVERTIBLE PROMISSORY NOTES AND
WARRANTS TO PURCHASE COMMON STOCK
ISSUED BETWEEN November 1, 2011 AND December 28, 2012

THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M. (EASTERN TIME) ON OCTOBER 31, 2014, UNLESS THE OFFER IS EXTENDED

THE DATE OF THIS OFFER DOCUMENT IS JULY 11, 2014

Boomerang Systems, Inc., a Delaware corporation (the “Company,” “Boomerang,” “we” or “us”), is offering to exchange certain of its unsecured convertible promissory notes and outstanding warrants to purchase common stock for New Shares (as defined herein). The securities eligible for exchange are the 6% Convertible Promissory Notes including Warrants to Purchase Common Stock issued under three private placements with investors during 2011 and 2012 (collectively, the “Eligible Securities”), and are described more fully in Section 10 of the Offer: Description of the 6% Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration. Specifically, the securities eligible for exchange are:

•	First Tranche Units consisting of $100,000 principal amount of First Tranche Eligible Note and First Tranche Eligible Warrants to purchase 25,317 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $4.25 per share). The “First Tranche Eligible Notes” consist of an aggregate of $9,349,520, $1,350,000 and $925,000 principal amount 6% Convertible Promissory Notes due November 1, 2016, November 18, 2016 and December 9, 2016 respectively, convertible at a price of $3.95 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $4.25 per share). The “First Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 2,366,986, 341,778 and 234,183 shares of common stock of the Company expiring on November 1, 2016, November 18, 2016 and December 9, 2016 respectively, exercisable at a price of $3.95 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $4.25 per share). The First Tranche Eligible Notes and the First Tranche Eligible Warrants were issued by the Company on November 1, 2011, November 18, 2011 and December 9, 2011 and are referred to as the “First Tranche Eligible Securities.” The Company will accept an exchange of partial First Tranche Units, provided that the number of First Tranche Eligible Notes and First Tranche Eligible Warrants included in such partial First Tranche Unit bears the same ratio as the number of First Tranche Eligible Notes and First Tranche Eligible Warrants in a First Tranche Unit;

•	Second Tranche Units consisting of $100,000 principal amount of Second Tranche Eligible Note and Second Tranche Eligible Warrants to purchase 21,740 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The “Second Tranche Eligible Notes” consist of an aggregate of $5,000,000 and $1,200,000 principal amount 6% Convertible Promissory Notes due June 14, 2017, convertible at a price of $4.60 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $5.00 per share). The “Second Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 1,086,976 and 260,878 shares of common stock of the Company expiring on June 14, 2017, exercisable at a price of $4.60 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The Second Tranche Eligible Notes and the Second Tranche Eligible Warrants were issued by the Company on June 14, 2012 and July 13, 2012 and are referred to as the “Second Tranche Eligible Securities.” The Company will accept an exchange of partial Second Tranche Units, provided that the number of Second Tranche Eligible Notes and Second Tranche Eligible Warrants included in such partial Second Tranche Unit bears the same ratio as the number of Second Tranche Eligible Notes and Second Tranche Eligible Warrants in a Second Tranche Unit;

•	Third Tranche Units consisting of $100,000 principal amount of Third Tranche Eligible Note and Third Tranche Eligible Warrants to purchase 21,552 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The “Third Tranche Eligible Notes” consist of an aggregate of $3,075,000 principal amount 6% Convertible Promissory Notes due December 31, 2017, convertible at a price of $4.64 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $5.00 per share). The “Third Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 662,723 shares of common stock of the Company expiring on December 31, 2017, exercisable at a price of $4.64 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The Third Tranche Eligible Notes and the Third Tranche Eligible Warrants were issued by the Company on December 28, 2012 and are referred to as the “Third Tranche Eligible Securities.” The Company will accept an exchange of partial Third Tranche Units, provided that the number of Third Tranche Eligible Notes and Third Tranche Eligible Warrants included in such partial Third Tranche Unit bears the same ratio as the number of Third Tranche Eligible Notes and Third Tranche Eligible Warrants in a Third Tranche Unit;

On the terms and subject to the conditions of the Offer, we are offering to exchange the Eligible Securities for the following:

The issuance of shares of common stock for the settlement of the balance of the note (principal and interest as of: October 31, 2014) at $2.15 per share (the “New Shares”) upon the terms and subject to the conditions set forth in this “Offer to Exchange” and the “Election to Participate”, which together may be amended and/or supplemented from time to time, constitute the “Offer.” Accordingly, Holders will receive 46,745 New Shares for each First Tranche Unit, Second Tranche Unit or Third Tranche Unit so exercised.

The Offer is not conditioned upon any minimum number of Eligible Securities being tendered, as discussed in Section 3 Exchange of Eligible Securities for New Shares. These materials provide information regarding the Offer and instructions as to how you can participate.

We are offering to exchange the Eligible Securities for the New Shares to settle the balances of the Eligible Notes and give the holders of the Eligible Securities common stock of the Company. The exchange under the Offer provides an opportunity for the Company to relieve some of the outstanding debt and improve its balance sheet and capital structure, as we believe we will need to raise additional funds in the near future to fund operations, and we do not believe we will able to raise additional equity capital unless we exchange all or a substantial portion of the Eligible Securities.

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol “BMER.” On June 30, 2014 (the last trading day of the second calendar quarter), the closing price per share of our common stock was $2.25.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SECURITY HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ELIGIBLE SECURITIES. YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO EXCHANGE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE ELECTION TO PARTICIPATE BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR ELIGIBLE SECURITIES IN THE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE SECURITIES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

You may direct questions and requests for assistance, and requests for additional copies of this Offer to Exchange and the Election to Participate, to Boomerang Systems, Inc. at the address and telephone numbers set forth on the last page of this document.

SUMMARY OF TERMS

This Summary of Terms is designed to answer some of the questions that you may have about the Offer. You should carefully read this entire document and its schedules. The Offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time. The information in this summary is not complete. Important additional information is contained in the remainder of this Offer to Exchange and the accompanying Election to Participate. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

1.	What is the Offer?

Upon the terms and subject to the conditions described in this Offer to Exchange and Election to Participate, we are offering to exchange the Eligible Securities for the following:

The issuance of restricted common stock for the settlement of the balance of the note (principal and interest accrued and unpaid as of: October 31, 2014) at $2.15 per share (the “Shares” or the “New Shares”). Accordingly, Holders will receive 46,745 New Shares for each First Tranche Unit, Second Tranche Unit or Third Tranche Unit so exercised.

See the following sections of the Offer for more information: Section 3 Exchange of Eligible Securities for New Shares and Section 10 Description of the 6% Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

2.	Why is the Company making the Offer?

We are offering to exchange the Eligible Securities for the New Shares to settle the balances of the Eligible Notes and give the holders of the Eligible Securities an opportunity to obtain common stock of the Company. The exchange under the Offer provides an opportunity for the Company to relieve some of the outstanding debt and improve its capital structure. The Company believes that it will require additional funding in the near term to continue its operations and believes that it will not be able to raise additional equity capital unless it is able to exchange all or a substantial portion of the Eligible Notes.

See Section 1 of the Offer: Background and Purpose of the Offer for more information on the purpose of the Offer.

3.	Who is entitled to participate in the Offer?

Only the holders of Eligible Securities described in this Offer to Exchange are eligible to participate in the Offer. These Eligible Securities were issued to investors under three private placements in 2011 and 2012. No other holders of promissory notes, warrants, options or other securities to acquire shares of our common stock may participate in the Offer. Please review Section 2 Eligibility and Section 10 Description of the 6% Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration in the Offer.

4.	How many Eligible Securities will Boomerang exchange?

We are offering to exchange all of the Eligible Securities. The balance of the outstanding Eligible Notes is $20,899,520 (including principal and accrued interest as of October 31, 2014) and there are Eligible Warrants to purchase an aggregate of 4,953,524 shares of our common stock outstanding. See Section 3 of the Offer: Exchange of Eligible Securities for New Shares.

5.	How long do I have to decide whether to tender in the Offer?

You will have until 11:59 P.M. (Eastern time) on October 31, 2014 to decide whether to tender your Eligible Securities in the Offer unless the Offer is terminated or extended by us as described in this Offer to Exchange.

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6.	How do I choose to participate in the Offer?

To tender your Eligible Securities, you must deliver your Eligible Securities (or an Affidavit of Lost Warrant or Note) together with a completed Election to Participate to the Company at: 30 A Vreeland Road, Suite 150, Florham Park, NJ 07932, telephone: (973) 387-8514, no later than the time the Offer expires. See Section 4 of the Offer: Procedures for Tendering Eligible Securities.

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction to the contrary.

7.	Can the Offer be extended and under what circumstances?

We are reserving the right to extend the Offer at our discretion. Also, if we should materially amend the Offer we will ensure that the Offer remains open long enough to comply with Federal securities laws. It is possible that such changes could involve an extension of the Offer for up to 10 additional business days in some cases.

8.	How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension not later than 9:00 A.M. (Eastern time) on the next business day after the day on which the Offer was scheduled to expire.

9.              If I choose to participate in the Offer, do I have to tender all of my Eligible Securities or can I just tender a portion of the note or warrants?

If you elect to participate in the Offer, you need not tender all of your Eligible Securities. You can partially tender your Eligible Securities and you can tender one tranche of Eligible Securities and not tender another tranche of Eligible Securities if you hold more than one tranche of Eligible Securities.

10.	If I have already exercised a portion of my Eligible Securities, may I still choose to participate in the Offer?

Yes, the terms of the Offer will apply to the portion of your Eligible Securities that remains outstanding, unconverted and unexercised. Please review Section 4 of the Offer: Procedures for Tendering Eligible Securities.

11.	What will happen if I do not tender my Eligible Securities in the Offer?

Your Eligible Note will remain outstanding, however your Eligible Warrants will expire on their original expiration date if you do not tender them in the Offer.

12.	Are there any conditions to the Offer and can the Company terminate the Offer?

The Offer is not conditioned on a minimum number of Eligible Securities being tendered in the Offer. The Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer, and we can terminate the Offer upon notice to you if these events occur. See Section 6: Extension of the Offer; Termination; Amendment.

13.	Until what time can I withdraw previously tendered Eligible Securities?

You may withdraw previously tendered Eligible Securities at any time until the Offer has expired. To withdraw securities, you must deliver a completed Notice of Withdrawal to the Company while you still have the right to withdraw your Eligible Securities. Please review Section 7 of the Offer: Withdrawal Rights.

14.	When will the Company issue the New Shares in exchange for tendered Eligible Securities?

We will issue the New Shares in exchange for the tendered Eligible Securities promptly after the expiration of the Offer and our acceptance of your Eligible Securities.

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15.	Are there risks that I should consider in deciding whether to tender my Eligible Warrants in the Offer?

Yes, accepting this offer has risk. You should review the discussion of these risks in the section entitled “Risks of Participating in the Offer.”

17.	Will the shares of common stock issued in the Offer be eligible for resale without restriction?

The shares of common stock issued under the Offer are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, these shares of common stock are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock shall be deemed to have been acquired at the time the Eligible Note was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at that time. See Section 10 of the Offer: Description of the 6% Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

18.	Will directors and executive officers of the Company be able to participate in the Offer?

Yes. Our directors and executive officers and their respective affiliates that are also holders of Eligible Securities will be able to participate in the Offer on the same terms as other holders of Eligible Securities. See Section 12 of the Offer: Interests of Directors and Executive Officers; Transactions and Arrangements, for a description of those directors, executive officers or their affiliates that hold Eligible Securities.

19.	Do any of the executive officers and directors have an interest in the Offer?

Some of our executive officers and directors and/or their family members or affiliates have an interest in the Offer in their capacity as holders of Eligible Securities and as our stockholders. See Section 12 of the Offer: Interests of Directors and Executive Officers; Transactions and Arrangements.

20.	What does the Company's Board of Directors think of the Offer?

Our Board of Directors has determined that the terms of the Offer are fair and in the best interest of the holders of the Eligible Securities.

21.            Is there any information regarding the Company that I should be aware of before deciding to participate in the Offer?

Yes. Your decision should take into account the information included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2013. This report and other documents we file with the SEC are available for review at www.sec.gov. See Section 17 of the Offer: Additional Information. In addition, before making your decision, you should review the section “Risks of Participating in the Offer” and our Quarterly Reports on Form 10-Q filed with the SEC on February 14, 2014, May 20, 2014 and August 14, 2014.

22.	Will I have to pay federal income taxes if I participate in the Offer?

You are encouraged to consult with your own personal tax advisor if you have questions about the potential tax effects of participating in the Offer. See Section 15 of the Offer: Certain United States Federal Income Tax Considerations.

23.	Who can I talk to if I have questions about the Offer?

For additional information about the Offer or to request assistance or additional copies of any materials we have provided regarding the Offer, you should contact Investor Relations at the Company at: 30 A Vreeland Road, Suite 150, Florham Park, NJ 07932, telephone: (973) 387-8514. However, only answers questions relating to the Offer will be provided; we will not provide you with any advice or recommendation as to whether or not you should participate in the Offer. See Section 17 of the Offer: Additional Information.

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IMPORTANT NOTICES

The securities being offered pursuant to this Offer to Exchange are being offered pursuant to exemptions provided by Section 3(a)(9) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The New Shares issued in exchange for the Eligible Securities in this Offer will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offer to Exchange has been prepared solely for the benefit of holders of Eligible Securities. Distribution of this Offer to Exchange to any person other than such holders and those persons retained to advise such holders is unauthorized and any reproduction of this Offer to Exchange or related documents, in whole or in part, is prohibited.

You should review this Offer carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to exchange your Eligible Securities. None of the Company, the directors, officers or any affiliated persons, advisors, representatives, counsel or other agent is making any representation or recommendation to any holder regarding this Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Securities. You should rely only on the information contained in this document or the other documents related to the offer referred to herein.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange (and documents included in this filing or incorporated by reference) may contain certain statements which are forward- looking in nature and are largely based on our current expectations and projections about future events and conditions affecting our business, the markets for our products, customer acceptance of our products and conditions in the parking and construction industries and other factors beyond our control. Such forward-looking statements include, in particular, among others, statements about our plans, liquidity, working capital, strategies, business prospects, changes and trends in our business and the markets in which we operate and intend to operate. These forward-looking statements may be identified by the use of terms and phrases such as “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, “would”, “should”, “seeks”, “anticipates”, or the negative of such terms or other similar expressions or variations of these terms and similar phrases. These statements reflect our judgment as of the date of this Offer to Exchange with respect to future events, the outcome of which is subject to risks. See “Risks of Participating in the Offer.”

You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. In addition to the risk factors contained herein, other factors are discussed in more detail in Part I, Item 1A entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent periodic reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties, as well as those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC and listed in Section 17: Additional Information, before exchanging your Eligible Securities for New Shares in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.

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Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Our Board of Directors unanimously approved the Offer, but it makes no recommendation as to whether holders of Eligible Securities should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Eligible Securities for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued in the Offer will in the future equal or exceed the exercise price per share of the Eligible Warrants.

We have not obtained and will not obtain any ruling from the Internal Revenue Service concerning the income tax consequences of participation in this Offer to Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Eligible Securities for New Shares pursuant to the Offer. If the IRS were to successfully assert that the exchange of your Eligible Securities for New Shares does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Shares received and your tax basis in the Eligible Securities. See Section 15: Certain United States Federal Income Tax Considerations.

The shares of common stock issued under the Offer are restricted securities and can only be sold pursuant to an effective registration statement or an available exemption from registration under the Securities Act.

The shares of common stock issued under the Offer are being issued in reliance upon exemptions from the Securities Act. Therefore, such shares of common stock are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock issued under the Offer shall be deemed to have been acquired at the time the Eligible Note was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act at that time.

If you participate in the Offer, you will no longer benefit from the anti-dilution provisions of the Eligible Notes.

The First Tranche Eligible Securities and Second Tranche Eligible Securities contain weighted average anti-dilution protection. This formula adjusts the rate at which the notes convert to common stock, the conversion price of the First Tranche Eligible Notes and Second Tranche Eligible Notes and the number of shares of common stock issuable upon exercise of, the First Tranche Eligible Warrants and the Second Tranche Eligible Warrants, based upon the number of shares of common stock issued and outstanding and the number of shares of common stock issued or issuable in a subsequent financing at a price per share less than the conversion price of the First Tranche Eligible Notes and Second Tranche Eligible Notes and the exercise price of the First Tranche Eligible Warrants and Second Tranche Eligible Warrants, subject to certain exceptions. The Third Tranche Eligible Securities contain full-ratchet anti-dilution protection, which means that the conversion price of the Third Tranche Eligible Notes is reduced to the price at which the Company issues securities in the future and the number of shares of common stock issuable upon exercise of the Third Tranche Eligible Warrants is increased correspondingly. If you participate in the Offer, you will receive New Shares at the rate of $2.15 per share, which price is below the conversion price of the Eligible Notes and the exercise price of the Eligible Warrants, and you will no longer be able to benefit from the anti-dilution protections in the Eligible Securities. Your interests in the Company may be diluted by future issuances of securities by the Company. Moreover, the holders of Eligible Notes and Eligible Warrants who do not participate in the Offer will receive an adjustment to the conversion price, exercise price and number of warrants as a result of the issuance of the New Shares pursuant to the Offer at a rate of $2.15 per share. Accordingly, Holders will receive 46,512 New Shares for each First Tranche Unit, Second Tranche Unit or Third Tranche Unit so exercised.

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Your interests will no longer be pari passu with the other debts of the Company.

The Eligible Notes are unsecured senior obligations of the Company and rank pari passu, or of the same payment preference, with the other senior debt of the Company. By participating in the Offer, you will give up the right to payment before holders of common stock of the Company on a liquidation, dissolution or winding up of the Company. Furthermore, in the case that the Company is subject to liquidation, the New Shares will have a lower preference for payment than the Eligible Securities.

By participating in the Offer, you will give up your right to withhold consent to the Company taking certain actions.

In issuing the Eligible Notes, the Company made several covenants to the holders of the Eligible Notes that require a majority of holders to consent to certain actions by the Company. As a result of such covenants, the Company cannot (i) create, incur, assume or suffer to exist, any indebtedness which would be classified upon the Company's balance sheet as liabilities and which would be senior or pari passu in right of payment to the Eligible Notes, except for: (a) secured or unsecured debt issued to a bank or financial institution on commercially reasonable terms, or (b) debt not to exceeding $5 million; (ii) engage in any transactions with any officer, director, employee or any Affiliate of the Company requiring payments to or from such officer, director employee or affiliate in excess of $50,000 (other than for payment of reasonable salary or reimbursement for expenses incurred on behalf of the Company or arrangements existing prior to the issuance of the Eligible Securities); or (iii) declare or pay any dividends or make any distributions to any holder(s) of common stock or purchase any shares or other equity security of the Company. If you participate in the Offer, you will no longer be able to consent or withhold consent to the Company taking these actions. These actions could have a negative effect on the price of the common stock of the Company.

If holders of a majority of each tranche of Eligible Notes consents to certain actions in connection with their participation in the Offer, holders of Eligible Notes that do not participate in the Offer will have their consent rights effectively eliminated.

Currently, without the consent of the holders of a majority of each tranche of Eligible Notes, the Company cannot (i) create, incur, assume or suffer to exist, any indebtedness which would be classified upon the Company's balance sheet as liabilities and which would be senior or pari passu in right of payment to the Eligible Notes, except for: (a) secured or unsecured debt issued to a bank or financial institution on commercially reasonable terms, or (b) debt not to exceeding $5 million; (ii) engage in any transactions with any officer, director, employee or any Affiliate of the Company requiring payments to or from such officer, director employee or affiliate in excess of $50,000 (other than for payment of reasonable salary or reimbursement for expenses incurred on behalf of the Company or arrangements existing prior to the issuance of the Eligible Securities); or (iii) declare or pay any dividends or make any distributions to any holder(s) of common stock or purchase any shares or other equity security of the Company.

The Company has requested that holders of each transfer of Eligible Notes consent to the Company (i) issuing debt from time to time on terms which may be approved by the Company’s Board of Directors from time to time, in an aggregate amount up to $100,000,000, which debt may be secured or unsecured and senior or subordinated to or pari passu with, the Notes, (ii) entering into transactions with its officers, directors, employees and Affiliates on terms approved by a majority of the Company’s independent and disinterested directors from time to time, (iii) declaring and paying dividends and making distributions to its holders of common stock as may be approved by the Company’s Board of Directors from time to time and (iv) purchasing or acquiring shares of the Company’s common stock or other equity securities, including the Eligible Securities, on terms as may be approved by the Company’s Board of Directors from time to time.

Accordingly, if the holders of a majority of each tranche of Eligible Notes consent to such actions, the rights of holders of Eligible Notes which do not participate in the Offer to restrict the Company from taking such actions will be effectively eliminated.

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THE OFFER

Background and Purpose of the Offer.

Background

As further described in Section 10 of the Offer: Description of the 6% Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration, we issued unsecured convertible promissory notes and warrants to purchase our common stock to accredited investors in connection with three private placements between November 1, 2011 and December 28, 2012, described more fully in Section 2 Eligibility. All Eligible Notes mature approximately five years from their issuance and all of the warrants expire on or about the fifth anniversary of their respective dates of issuance. Information concerning these notes and warrants, including the number outstanding, exercise price and expiration dates, are described in Section 10 of this Offer to Exchange. These notes and warrants are the only securities eligible to participate in the Offer.

Purpose of the Offer

We are offering to exchange the Eligible Securities for the New Shares to settle the balances of the Eligible Notes, cancel the Eligible Warrants and give the holders of the Eligible Securities an opportunity to receive common stock of the Company. The exchange under the Offer provides an opportunity for the Company to relieve some of the outstanding debt as we believe we will need to raise additional funds in the near future to fund operations, and we do not believe we will able to raise additional equity capital unless we exchange all or a substantial portion of the Eligible Securities.

Eligibility.

We are offering holders of outstanding Eligible Securities the opportunity to voluntarily exchange their Eligible Securities for New Shares, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer to Exchange and the related Election to Participate will be mailed to record holders of Eligible Securities whose names appear in our corporate records as of the date of this Offer to Exchange.

The securities eligible to participate in the Offer are:

•	First Tranche Units consisting of $100,000 principal amount of First Tranche Eligible Note and First Tranche Eligible Warrants to purchase 25,317 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $4.25 per share). The “First Tranche Eligible Notes” consist of an aggregate of $9,349,520, $1,350,000 and $925,000 principal amount 6% Convertible Promissory Notes due November 1, 2016, November 18, 2016 and December 9, 2016 respectively, convertible at a price of $3.95 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $4.25 per share). The “First Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 2,366,986, 341,778 and 234,183 shares of common stock of the Company expiring on November 1, 2016, November 18, 2016 and December 9, 2016 respectively, exercisable at a price of $3.95 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $4.25 per share). The First Tranche Eligible Notes and the First Tranche Eligible Warrants were issued by the Company on November 1, 2011, November 18, 2011 and December 9, 2011 and are referred to as the “First Tranche Eligible Securities.” The Company will accept an exchange of partial First Tranche Units, provided that the number of First Tranche Eligible Notes and First Tranche Eligible Warrants included in such partial First Tranche Unit bears the same ratio as the number of First Tranche Eligible Notes and First Tranche Eligible Warrants in a First Tranche Unit;

•	Second Tranche Units consisting of $100,000 principal amount of Second Tranche Eligible Note and Second Tranche Eligible Warrants to purchase 21,740 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The “Second Tranche Eligible Notes” consist of an aggregate of $5,000,000 and $1,200,000 principal amount 6% Convertible Promissory Notes due June 14, 2017, convertible at a price of $4.60 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $5.00 per share). The “Second Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 1,086,976 and 260,878 shares of common stock of the Company expiring on June 14, 2017, exercisable at a price of $4.60 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The Second Tranche Eligible Notes and the Second Tranche Eligible Warrants were issued by the Company on June 14, 2012 and July 13, 2012 and are referred to as the “Second Tranche Eligible Securities.” The Company will accept an exchange of partial Second Tranche Units, provided that the number of Second Tranche Eligible Notes and Second Tranche Eligible Warrants included in such partial Second Tranche Unit bears the same ratio as the number of Second Tranche Eligible Notes and Second Tranche Eligible Warrants in a Second Tranche Unit;

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•	Third Tranche Units consisting of $100,000 principal amount of Third Tranche Eligible Note and Third Tranche Eligible Warrants to purchase 21,552 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The “Third Tranche Eligible Notes” consist of an aggregate of $3,075,000 principal amount 6% Convertible Promissory Notes due December 31, 2017, convertible at a price of $4.64 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $5.00 per share). The “Third Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 662,723 shares of common stock of the Company expiring on December 31, 2017, exercisable at a price of $4.64 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The Third Tranche Eligible Notes and the Third Tranche Eligible Warrants were issued by the Company on December 28, 2012 and are referred to as the “Third Tranche Eligible Securities.” The Company will accept an exchange of partial Third Tranche Units, provided that the number of Third Tranche Eligible Notes and Third Tranche Eligible Warrants included in such partial Third Tranche Unit bears the same ratio as the number of Third Tranche Eligible Notes and Third Tranche Eligible Warrants in a Third Tranche Unit;

The table below sets forth the Eligible Securities outstanding as of September 30, 2014, including the exercise and conversion prices and expiration and maturity dates of such securities, after giving effect to anti-dilution adjustments through September 30, 2014:

	Amount Outstanding	Conversion Price per Share	Maturity Date
First Tranche Eligible Notes	$11,624,520	$3.95	11/1/16 - 12/9/16
Second Tranche Eligible Notes	$6,200,000	$4.60	6/14/17
Third Tranche Eligible Notes	$3,075,000	$4.64	12/31/17

	Number Outstanding	Exercise Price per Share	Expiration Date
First Tranche Eligible Warrants	2,942,947	$3.95	11/1/16 - 12/9/16
Second Tranche Eligible Warrants	1,347,852	$4.60	6/14/17
Third Tranche Eligible Warrants	662,723	$4.64	12/31/17

For additional information concerning the Eligible Securities see Section 10 of the Offer: Description of the 6% Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

If you properly tender (and do not validly withdraw) your Eligible Securities on or prior to the expiration of the Offer, and the Offer is not otherwise terminated, we will issue you New Shares promptly following the expiration of the Offer. See Section 5 of the Offer: Acceptance of Eligible Securities and Issuance of New Shares.

The Offer is only being made for outstanding, unconverted and unexercised Eligible Securities. The Offer does not in any way apply to shares previously purchased, whether upon the exercise or conversion of the Eligible Securities or otherwise, nor does it apply to any of our other outstanding warrants or stock options. If you have previously exercised an Eligible Warrant or converted an Eligible Note, that Eligible Warrant or Eligible Note is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Warrant in part, or converted an Eligible Note in part, the remaining unexercised portion of that Eligible Security is outstanding and may be tendered for exchange in connection with the Offer. Eligible Securities for which you have properly submitted an exercise form and the exercise price or conversion price prior to the date of the commencement of the Offer will be considered exercised or converted to that extent, whether or not you have received confirmation of the exercise or conversion of the shares purchased.

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Exchange of Eligible Securities for New Shares.

By properly tendering (and not validly withdrawing) your Eligible Securities for exchange, assuming such Eligible Securities are accepted by the Company pursuant to the terms of the Offer and the Offer is not otherwise terminated, your Eligible Securities will be considered to have been exchanged for New Shares concurrently with the expiration of the Offer.

We will issue New Shares for which your Eligible Securities were exchanged promptly following the expiration of the Offer and the Eligible Securities will be cancelled. The Offer is not conditioned on any minimum number of Eligible Securities being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain conditions. See Section 8 Conditions of the Offer.

Procedures for Tendering Eligible Securities.

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Eligible Notes and Eligible Warrants will remain outstanding until they expire by their terms or you exercise them (whichever happens first).

We will not accept any Eligible Securities for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offer to Exchange. We will return to the tendering security holders any Eligible Securities that we do not accept in the Offer at our expense promptly after the expiration of the Offer.

Proper Tender of Eligible Securities

To participate in the Offer, you must properly complete, sign and date the Election to Participate included with this Offer to Exchange and mail or otherwise deliver it to us, with both your Eligible Notes and corresponding Eligible Warrants (or an Affidavit of Lost Warrant or Note), so that we receive them no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on October 31, 2014 (or such later date and time as we may extend the expiration of the Offer), at: Boomerang Systems, Inc., 30 A Vreeland Road, Suite 150, Florham Park, NJ 07932, telephone: (973) 387-8514. Please note that delivery of the Election to Participate by facsimile or email will not be accepted.

The Election to Participate should clearly indicate each Eligible Security you are tendering pursuant to the terms and conditions set forth in this Offer to Exchange.

The Election to Participate must be executed by the record holder of the tendered Eligible Security. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election to Participate.

If you do not submit an Election to Participate for your Eligible Securities prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

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Determination of Validity; Rejection of Eligible Securities; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, (including time of receipt), and acceptance of any tender of Eligible Securities or withdrawal of tendered Eligible Securities. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction to the contrary. We may reject any or all tenders of or withdrawals of tendered Eligible Securities that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible security holders, any defect or irregularity in any tender with respect to any particular Eligible Securities. No tender of Eligible Securities or withdrawal of tendered Eligible Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering security holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

Acceptance of Eligible Securities and Issuance of New Shares.

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer to:

•	accept for exchange all properly tendered and not validly withdrawn Eligible Securities; and

•	treat all such tendered Eligible Securities as exchanged for New Shares as described in this Offer to Exchange.

Promptly after the expiration of the Offer, we will issue New Shares in exchange for your Eligible Securities and the Eligible Securities will be cancelled. If we withdraw the Offer or if, at the expiration of the Offer, we do not accept the tender of your Eligible Securities for any valid reason described in this Offer to Exchange, we will promptly return to you your tendered Eligible Securities.

By properly tendering (and not validly withdrawing) your Eligible Securities, you will have accepted the Offer. Our acceptance of your Eligible Securities for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offer to Exchange upon the expiration of the Offer.

If you elect not to participate in the Offer, your Eligible Notes will remain outstanding and your Eligible Warrants will remain outstanding until they expire by their terms or you exercise them (whichever happens first). If you elect not to participate in the Offer, you will not have any rights to New Shares.

Extension of the Offer; Termination; Amendment.

The expiration of the Offer is currently scheduled to be 11:59 P.M. (Eastern time) on October 31, 2014. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Eligible Securities. If we extend the Offer, we will continue to accept properly completed Elections to Participate until the new expiration date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M. (Eastern time) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to this Offer to Exchange will be disseminated promptly to holders of Eligible Securities in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we:

•	increase or decrease the number of Eligible Securities eligible to participate in this Offer; or

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•	make any other material amendment to the terms of this Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified herein, we will extend the Offer until at least the expiration of such 10-business day period. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight (Eastern time).

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Securities upon the occurrence of any of the conditions specified under Section 8: Conditions of the Offer by, in addition to the procedure set forth herein, giving written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Eligible Securities is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must deliver the consideration offered or return the Eligible Securities tendered promptly after termination or withdrawal of a tender offer.

If we materially change the terms of the Offer or the information set forth in this Offer to Exchange, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offer to Exchange, other than a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

Withdrawal Rights.

You may change your election and withdraw from the Offer your tendered Election to Participate and Eligible Securities only if you properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver the Notice of Withdrawal to us so that it is received no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on October 31, 2014 (or such later date and time as we may extend the expiration of the Offer), at: Boomerang Systems, Inc., 30 A Vreeland Road, Suite 150, Florham Park, NJ 07932, telephone: (973) 387-8514. Please note that delivery of the Notice of Withdrawal by facsimile or email will not be accepted.

The Notice of Withdrawal must be executed by the record holder of the Eligible Securities to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

You may also withdraw your tendered Election to Participate and Eligible Securities pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for exchange within 40 business days from the commencement of the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election to Participate and Eligible Securities, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offer to Exchange.

Conditions of the Offer.

Conditions Applicable to all Eligible Securities

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Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Eligible Securities, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Eligible Securities, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred and, in our reasonable judgment and regardless of the circumstances giving rise to the event, the occurrence of such event or events (other than an act or omission to act by us) makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Eligible Securities:

(a)            there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the issuance of New Shares, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b)           there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might:

•	make the acceptance of the Eligible Securities tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Eligible Securities tendered for exchange;

•	materially impair the benefits we hope to receive as a result of the Offer; or

•	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Eligible Securities;

(c)          there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the- counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

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(d)           a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

Market for Our Common Stock.

Our common stock is listed on the OTCQB and trades under the symbol “BMER.” As of June 30, 2014, the number of record holders of our common stock was approximately 535 and the number of shares of common stock outstanding was 8,506,080.

The following table contains information about the range of high and low sale prices for our common stock based upon reports of transactions on the OTC Market.

Period	High	Low
Quarter Ended March 31, 2012	$6.74	$0.51
Quarter Ended June 30, 2012	$5.95	$4.50
Quarter Ended September 30, 2012	$5.15	$3.80
Quarter Ended December 31, 2012	$3.98	$1.01
Quarter Ended March 31, 2013	$4.65	$2.00
Quarter Ended June 30, 2013	$3.70	$1.05
Quarter Ended September 30, 2013	$2.15	$1.10
Quarter Ended December 31, 2013	$1.99	$1.05
Quarter Ended March 31, 2014	$2.75	$1.50
Quarter Ended June 30, 2014	$2.35	$1.03

The source of these high and low prices was the OTCQB Markets. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

Description of the 6% Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

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Eligible Securities

The following outstanding securities are eligible to participate in this Offer:

•	First Tranche Units consisting of $100,000 principal amount of First Tranche Eligible Note and First Tranche Eligible Warrants to purchase 25,317 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $4.25 per share). The “First Tranche Eligible Notes” consist of an aggregate of $9,349,520, $1,350,000 and $925,000 principal amount 6% Convertible Promissory Notes due November 1, 2016, November 18, 2016 and December 9, 2016 respectively, convertible at a price of $3.95 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $4.25 per share). The “First Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 2,366,986, 341,778 and 234,183 shares of common stock of the Company expiring on November 1, 2016, November 18, 2016 and December 9, 2016 respectively, exercisable at a price of $3.95 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $4.25 per share). The First Tranche Eligible Notes and the First Tranche Eligible Warrants were issued by the Company on November 1, 2016, November 18, 2016 and December 9, 2016 and are referred to as the “First Tranche Eligible Securities.” The Company will accept an exchange of partial First Tranche Units, provided that the number of First Tranche Eligible Notes and First Tranche Eligible Warrants included in such partial First Tranche Unit bears the same ratio as the number of First Tranche Eligible Notes and First Tranche Eligible Warrants in a First Tranche Unit;

•	Second Tranche Units consisting of $100,000 principal amount of Second Tranche Eligible Note and Second Tranche Eligible Warrants to purchase 21,740 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The “Second Tranche Eligible Notes” consist of an aggregate of $5,000,000 and $1,200,000 principal amount 6% Convertible Promissory Notes due June 14, 2017, convertible at a price of $4.60 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $5.00 per share). The “Second Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 1,086,976 and 260,878 shares of common stock of the Company expiring on June 14, 2017, exercisable at a price of $4.60 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The Second Tranche Eligible Notes and the Second Tranche Eligible Warrants were issued by the Company on June 14, 2012 and July 13, 2012 and are referred to as the “Second Tranche Eligible Securities.” The Company will accept an exchange of partial Second Tranche Units, provided that the number of Second Tranche Eligible Notes and Second Tranche Eligible Warrants included in such partial Second Tranche Unit bears the same ratio as the number of Second Tranche Eligible Notes and Second Tranche Eligible Warrants in a Second Tranche Unit;

•	Third Tranche Units consisting of $100,000 principal amount of Third Tranche Eligible Note and Third Tranche Eligible Warrants to purchase 21,552 shares of common stock of the Company, or a pro-rata portion thereof (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The “Third Tranche Eligible Notes” consist of an aggregate of $3,075,000 principal amount 6% Convertible Promissory Notes due December 31, 2017, convertible at a price of $4.64 per share (after giving effect to anti-dilution adjustments to the initial conversion price of $5.00 per share). The “Third Tranche Eligible Warrants” consist of warrants to purchase an aggregate of 662,723 shares of common stock of the Company expiring on December 31, 2017, exercisable at a price of $4.64 per share (after giving effect to anti-dilution adjustments to the initial exercise price of $5.00 per share). The Third Tranche Eligible Notes and the Third Tranche Eligible Warrants were issued by the Company on December 28, 2012 and are referred to as the “Third Tranche Eligible Securities.” The Company will accept an exchange of partial Third Tranche Units, provided that the number of Third Tranche Eligible Notes and Third Tranche Eligible Warrants included in such partial Third Tranche Unit bears the same ratio as the number of Third Tranche Eligible Notes and Third Tranche Eligible Warrants in a Third Tranche Unit;

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The table below sets forth the Eligible Securities outstanding as of September 30, 2014, including the exercise and conversion prices and expiration and maturity dates of such securities.

	Amount Outstanding	Conversion Price per Share	Maturity Date
First Tranche Eligible Notes	$11,624,520	$3.95	11/1/16 - 12/9/16
Second Tranche Eligible Notes	$6,200,000	$4.60	6/14/17
Third Tranche Eligible Notes	$3,075,000	$4.64	12/31/17

	Number Outstanding	Exercise Price per Share	Expiration Date
First Tranche Eligible Warrants	2,942,947	$3.95	11/1/16 - 12/9/16
Second Tranche Eligible Warrants	1,347,854	$4.60	6/14/17
Third Tranche Eligible Warrants	662,723	$4.64	12/31/17

Terms of the First Tranche Eligible Notes

The First Tranche Eligible Notes were issued between November 1, 2011 and December 9, 2011. The First Tranche Eligible Notes are due five years from the date of issuance, accrue interest at a rate of 6% per annum and were initially convertible into shares of common stock of the Company at a price of $4.25 per share, subject to weighted average adjustment for issuances of common stock or common stock equivalents below the conversion price, subject to certain exceptions. The current conversion price of the First Tranche Eligible Notes is $3.95 per share. Purchasers of the First Tranche Eligible Notes also received First Tranche Eligible Warrants to Purchase Common Stock at a rate of warrants to purchase 23,530 shares of common stock for every $100,000 in the First Tranche Eligible Note. As a result of the anti-dilution adjustments, the number of First Tranche Eligible Warrants increased, such that an initial warrant to purchase 23,530 shares of common stock currently represents a First Tranche Eligible Warrant to purchase 25,317 shares of common stock.

Terms of the Second Tranche Eligible Notes

The Second Tranche Eligible Notes were issued on June 14, 2012 and July 13, 2012. The Second Tranche Eligible Notes are due June 14, 2017, accrue interest at a rate of 6% per annum and were initially convertible into shares of common stock of the Company at a price of $5.00 per share, subject to weighted average adjustment for issuances of common stock or common stock equivalents below the conversion price, subject to certain exceptions. Additionally, the conversion price may not be adjusted below $0.25. The current conversion price of the Second Tranche Eligible Notes is $4.60 per share. Purchasers of the Second Tranche Eligible Notes also received Second Tranche Eligible Warrants to Purchase Common Stock at a rate of warrants to purchase 20,000 shares of common stock for every $100,000 in the Second Tranche Eligible Note. As a result of the anti-dilution adjustments, the number of Second Tranche Eligible Warrants increased, such that an initial warrant to purchase 20,000 shares of common stock currently represents a Second Tranche Eligible Warrant to purchase 21,740 shares of common stock.

Terms of the Third Tranche Eligible Notes

The Third Tranche Eligible Notes were issued on December 28, 2012. The Third Tranche Eligible Notes are due December 31, 2017, accrue interest at a rate of 6% per annum and were initially convertible into shares of common stock of the Company at a price of $5.00 per share, subject to full ratchet adjustment for issuances of common stock or common stock equivalents below the conversion price, subject to certain exceptions, and subject to weighted average anti-dilution adjustment for issuances of common stock as payment of interest on the Second Tranche Eligible Notes and the Third Tranche Eligible Notes. Additionally, the conversion price may not be adjusted below $0.25. The current conversion price of the Third Tranche Eligible Notes is $4.64 per share. Purchasers of the Third Tranche Eligible Notes also received Third Tranche Eligible Warrants to Purchase Common Stock at a rate of warrants to purchase 20,000 shares of common stock for every $100,000 in the Third Tranche Eligible Note. As a result of the anti-dilution adjustments, the number of Third Tranche Eligible Warrants increased, such that an initial warrant to purchase 20,000 shares of common stock currently represents a Third Tranche Eligible Warrant to purchase 21,552 shares of common stock.

Terms of the First Tranche Eligible Warrants

The First Tranche Eligible Warrants were issued by the Company on November 1, 2011, November 18, 2011 and December 9, 2011. The First Tranche Eligible Notes expire five years from the date of issuance and were initially exercisable at a price of $4.25 per share, subject to weighted average adjustment for issuances of common stock or common stock equivalents below the exercise price, subject to certain exceptions. The First Tranche Eligible Warrants provide for adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. As of September 30, 2014, there are First Tranche Eligible Warrants to purchase 2,942,947 shares outstanding, and the current exercise price of such warrants is $3.95 per share.

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Terms of the Second Tranche Eligible Warrants

The Second Tranche Eligible Warrants were issued by the Company on June 14, 2012 and July 13, 2012. The Second Tranche Eligible Warrants expire on June 14, 2017. The Second Tranche Eligible Warrants were initially exercisable at a price of $5.00 per share, subject to weighted average adjustment for issuances of common stock or common stock equivalents below the exercise price, subject to certain exceptions. The Second Tranche Eligible Warrants provide for adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. As of September 30, 2014, there are Second Tranche Eligible Warrants to purchase 1,347,854 shares outstanding, and the current exercise price of such warrants is $4.60 per share.

Terms of the Third Tranche Eligible Warrants

The Third Tranche Eligible Warrants were issued by the Company on December 28, 2012. The Third Tranche Eligible Warrants expire on December 28, 2017. The Third Tranche Eligible Warrants were initially exercisable at $5.00 per share, subject to full ratchet adjustment for issuances of common stock or common stock equivalents below the conversion price, subject to certain exceptions, and subject to weighted average anti-dilution adjustment for issuances of common stock as payment of interest on the First Tranche Eligible Notes, the Second Tranche Eligible Notes and the Third Tranche Eligible Notes.  Additionally, the exercise price may not be adjusted below $0.25.  The Third Tranche Eligible Warrants provide for adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. As of September 30, 2014, there are Third Tranche Eligible Warrants to purchase 662,723 shares outstanding, and the current exercise price of such warrants is $4.64 per share.

Consent Rights Under Eligible Notes

Currently, without the consent of the holders of a majority of each tranche of Eligible Notes, the Company cannot (i) create, incur, assume or suffer to exist, any indebtedness which would be classified upon the Company’s balance sheet as liabilities and which would be senior or pari passu in right of payment to the Eligible Notes, except for: (a) secured or unsecured debt issued to a bank or financial institution on commercially reasonable terms, or (b) debt not to exceeding $5 million; (ii) engage in any transactions with any officer, director, employee or any Affiliate of the Company requiring payments to or from such officer, director employee or affiliate in excess of $50,000 (other than for payment of reasonable salary or reimbursement for expenses incurred on behalf of the Company or arrangements existing prior to the issuance of the Eligible Securities); or (iii) declare or pay any dividends or make any distributions to any holder(s) of common stock or purchase any shares or other equity security of the Company.

The Company has requested that holders of each transfer of Eligible Notes consent to the Company (i) issuing debt from time to time on terms which may be approved by the Company’s Board of Directors from time to time, in an aggregate amount up to $100,000,000, which debt may be secured or unsecured and senior or subordinated to or pari passu with, the Notes, (ii) entering into transactions with its officers, directors, employees and Affiliates on terms approved by a majority of the Company’s independent and disinterested directors from time to time, (iii) declaring and paying dividends and making distributions to its holders of common stock as may be approved by the Company’s Board of Directors from time to time and (iv) purchasing or acquiring shares of the Company’s common stock or other equity securities, including the Eligible Securities, on terms as may be approved by the Company’s Board of Directors from time to time.

Accordingly, if the holders of a majority of each tranche of Eligible Notes consent to such actions, the rights of holders of Eligible Notes which do not participate in the Offer to restrict the Company from taking such actions will be effectively eliminated.

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Effect of Exchange on the Availability of Rule 144

The New Shares issuable under the Offer are being issued in reliance upon exemptions from the Securities Act. Therefore, the shares of common stock issuable under the Offer are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the New Shares issued under the Offer shall be deemed to have been acquired at the time the Eligible Note was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act, at that time. The exchange of Eligible Notes and Eligible Warrants for the shares under the Offer would not have any effect on the availability of a holder to sell the shares of our common stock acquired under Rule 144. For purposes of this discussion, we refer to the period of time that a person has beneficially owned the shares of our common stock issuable upon exercise of a warrant as the “holding period.”

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of the shares of our common stock issued upon conversion of a convertible note would be entitled to sell those shares under Rule 144 after a holding period of at least six months (including any period of consecutive ownership of preceding non-affiliated holders), subject to the availability of current public information about us and provided that we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. For purposes of determining the holding period under Rule 144, you are permitted to “tack” the holding period of the Eligible Note and Eligible Warrant to the shares issued.

Consideration for the Exchange

We will issue New Shares in the form described in this Offer to Exchange in exchange for Eligible Securities properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange.

Information Regarding Boomerang Systems, Inc.

Overview

Our company, Boomerang Systems, Inc, is engaged in the business of marketing, designing, engineering, manufacturing, installing and servicing its RoboticValet® automated parking systems, with corporate and sales offices in Florham Park, New Jersey, and a research, design, engineering, production and testing center in Logan, Utah.

Our common stock is traded on the OTCQB under the symbol “BMER.” Our principal executive offices are located at 30 A Vreeland Road, Suite 150, Florham Park, NJ 07932 and our telephone number is (973) 538-1194. Our internet address is www.boomerangsystems.com. Information contained on our website does not constitute a part of the Offer. For additional information regarding Boomerang, you should also review the materials that we have filed with the SEC and have listed in Section 17 Additional Information.

Financial Information

Our audited financial statements for our fiscal years ended September 30, 2013 and 2012 included in our Annual Report on Form 10-K filed with the SEC on December 30, 2013, are incorporated by reference herein. Please see Section 17 Additional Information for instructions on how you can obtain copies of our SEC filings including filings that contain our financial statements.

Below is summary financial information for our fiscal years ended September 30, 2013 and 2012 and the nine months ended June 30, 2014. This summary of financial information should be read in conjunction with our quarterly and annual reports.

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Statement of Operations Data:

Balance Sheet Date:	As of June 30, 2014	As of September 30, 2013	As of September 30, 2012
Total Revenues	$4,838,820	$2,718,410	$1,145,294
Cost of goods sold	$6,653,633	$2,613,254	$2,818,382
Total expenses	$3,518,819	$7,826,790	$10,565,787
Net income/(loss)	$1,236,326	$(11,224,890)	$(17,422,111)
Net income/(loss) per common share – basic	$0.15	$(1.47)	$(2.38)
Weighted average number of shares – basic	8,205,682	7,631,108	7,329,410
Net income/(loss) per common share – diluted	$(0.06)	$(1.47)	$(2.38)
Weighted average number of shares – diluted	13,034,906	7,631,108	7,329,410

Ratio of Earnings to Fixed Charges (1):	(2)	(3)	(4)

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges. Fixed charges consist of interest incurred and amortization of debt discount costs.
(2)	Earnings were inadequate to cover fixed charges for the nine months ended June 30, 2014 by $9,808,396.
(3)	Earnings were inadequate to cover fixed charges for the year ended September 30, 2013 by $12,373,225.
(4)	Earnings were inadequate to cover fixed charges for the year ended September 30, 2012 by $15,132,031.

Consolidated Financial Data:

Balance Sheet Date:	As of June 30, 2014	As of September 30, 2013	As of September 30, 2012
ASSETS
Cash and cash equivalents	$1,637,448	$636,940	$2,079,235
Current assets	$3,262,755	$1,659,168	$3,073,851
Total assets	$5,547,393	$4,162,628	$6,029,787

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities	$6,462,361	$2,796,456	$2,786,120
Total liabilities	$24,567,941	$26,133,022	$21,284,589
Total stockholders' deficit	$(19,020,548)	$(21,970,394)	$(15,254,802)

The book value per share of our common stock as of June 30, 2014 was ($2.24).

Pro Forma Data

The following table represents unaudited pro forma financial data and assumes that all holders of Eligible Securities exchange their Eligible Securities for the New Shares. This pro forma information is provided for illustrative purposes only and shows the elimination of the Eligible Notes from the Convertible Notes Payable, Current Portion under Current Liabilities. The actual balance as of June 30, 2014 was $18,105,580 and the pro forma balance after the exchange under the Offer is $5,161,879 showing the reduction of $12,943,701.

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BOOMERANG SYSTEMS, INC.

PART I - FINANCIAL INFORMATION

Pro Forma Balance Sheet

(unaudited)

Pro Forma
Balance Sheet
June 30, 2014
(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,637,448
Accounts receivable, net	777,500
Inventory	802,588
Prepaid expenses and other assets	45,219
Costs in excess of billings	-
Total current assets	3,262,755

Property, plant and equipment, net	2,263,813

Other assets:
Security deposit	20,825
Total other assets	20,825

Total assets	$5,547,393

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$3,286,480
Due to related party	485,677
Deposit payable	160,000
Billings in excesss of costs and estimated earned profits on	-
uncompleted contracts	2,265,455
Estimated loss on uncompleted contract	166,725
Debt- current portion	98,024
Total current liabilities	6,462,361

Long term liabilities:
Debt- long term, net of discount	3,751,261
Debt- long term- related party, net of discount	1,396,746
Derivative liability	13,871
Total long term liabilities	5,161,879

Total liabilities	11,624,240

Stockholders' deficit:
Preferred stock, $0.01 par value; authorized shares 1,000,000;
0 shares issued and outstanding	-
Common stock, $0.001 par value; authorized shares 200,000,000
18,226,787 issued and outstanding	18,227
Additional paid in capital	82,083,918
Accumulated deficit	(88,178,992)
Total stockholders' deficit	(6,076,847)

Total liabilities and stockholders' deficit	$5,547,393

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Interests of Directors and Executive Officers; Transactions and Arrangements.

The Offer is open to all holders of Eligible Securities, including any of our directors, officers and affiliates who are holders of such warrants. The terms of the Offer are equally applicable to our directors, officers and affiliates as to any other holder of Eligible Securities.

As of June 30, 2014 to the best of our knowledge, there were 9 holders that beneficially own more than 5% of the outstanding shares of our common stock and hold Eligible Securities.

The Offer was unanimously approved by our Board of Directors, after due deliberation. The board is not disinterested with respect to the Offer, as some of the directors hold Eligible Securities.

As of June 30, 2014, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 13,605,896 shares of our common stock (includes shares issuable upon conversion of notes and exercise of options and warrants).

The following officers, directors, 5% stockholders and affiliates of the Company held First Tranche Eligible Notes and First Tranche Eligible Warrants as follows:

	First Tranche Eligible Notes		First Tranche Eligible Warrants
Name	$	%	#	%
HSK Funding Inc. (1)	$254,000	2.2	63,820	2.2
Lake Isle Corporation (2)	$1,761,917	15.2	442,693	15.2
Christopher Mulvihill (3)	$1,451,000	12.5	364,573	12.5
James Mulvihill TTEE Sunset Group Inc. PSP (4)	$253,917	2.2	63,799	2.2
MRP Holdings LLC and Mark R Patterson Revocable Trust (5)	$608,014	5.2	152,768	5.2
Sail Energy LLC (6)	$300,142	2.6	75,413	2.6
Stan Checketts Properties, LLC (7)	$133,571	1.1	33,561	1.1
SB&G Properties LLC (8)	$220,763	1.9	55,469	1.9
Venturetek L.P. (9)	$292,461	2.5	73,483	2.5
Albert Behler (10)	$507,972	4.4	127,632	4.4

(1)	HSK Funding Inc. is a principal stockholder and a member of SB&G Properties LLC.

(2)	Gail Mulvihill, the individual who exercises sole voting and investment control over Lake Isle Corporation, is the mother of Christopher Mulvihill, the Company’s President, and is a principal stockholder. Lake Isle Corporation is a member of SB&G Properties LLC.

(3)	Christopher Mulvihill is the Company’s President and director.

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(4)	James Mulvihill is the brother of Christopher Mulvihill and son of Gail Mulvihill.

(5)	MRP Holdings LLC, and Mark R Patterson Revocable Trust are owned by Mark Patterson, the Company’s Chief Executive Officer and director.

(6)	Sail Energy LLC is owned by Gail Mulvihill.

(7)	Stan Checketts Properties, LLC. is owned by Stan Checketts, a principal stockholder. Stan Checketts Properties is a member of SB&G Properties LLC.

(8)	SB&G Properties LLC is owned by HSK Funding Inc., Stan Checketts Properties, Lake Isle Corporation and Venturetek L.P.

(9)	Venturetek L.P. is a principal stockholder and a member of SB&G Properties LLC.

(10)	Albert Behler is a principal stockholder of the Company.

The following officers, directors, 5% stockholders and affiliates of the Company held Second Tranche Eligible Notes and Second Tranche Eligible Warrants as follows:

	Second Tranche Eligible Notes		Second Tranche Eligible Warrants
Name	$	%	#	%
MRP Holdings LLC (1)	$150,000	2.4	32,328	2.4
Sail Energy LLC (2)	$510,000	8.2	109,914	8.2
Heather Mulvihill (3)	$100,000	1.6	21,552	1.6
IA 545 Madison Assoc. (4)	$250,000	4.0	53,880	4.0
Burton I. Koffman (4)	$50,000	0.8	10,776	0.8
David Kent and Christine W. Koch (5)	$75,000	1.2	16,164	1.2
Alexandria Equities, LLC (6)	$1,000,000	16.1	215,518	16.1

(1)	Mark R. Patterson, the sole member of MRP Holdings LLC, is the Company’s Chief Executive Officer and a director.

(2)	Sail Energy, LLC is owned by Gail Mulvihill, a principal stockholder and mother of Christopher Mulvihill, the Company’s President and director.

(3)	Heather Mulvihill is the sister-in-law of Christopher Mulvihill and daughter-in-law of Gail Mulvihill.

(4)	Burton I. Koffman, a partner of IA 545 Madison Assoc., is a principal stockholder of the Company and father of David Koffman, a director of the Company.

(5)	David Kent Koch is the Company’s Chief Operating Officer.

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(6)	Alexandria Equities, LLC is a principal stockholder of the Company.

The following officers, directors, 5% stockholders and affiliates of the Company held Second Tranche Eligible Notes and Second Tranche Eligible Warrants as follows:

	Third Tranche Eligible Notes		Third Tranche Eligible Warrants
Name	$	%	#	%
The Estate of Gene Mulvihill (1)	$1,000,000	32.5	213,676	32.5
Heather Mulvihill (2)	$100,000	3.3	21,368	3.3
MRP Holdings LLC (3)	$100,000	3.3	21,368	3.3
Albert Behler (4)	$250,000	8.1	53,419	8.1
Burton I Koffman (5)	$105,000	3.4	22,436	3.4
Alexandria Equities, LLC (6)	$250,000	8.1	53,419	8.1

(1)	Gail Mulvihill, the administrator of the estate and individual who exercises shared voting and investment power over the shares, is a principal stockholder and mother of Christopher Mulvihill, the Company’s President and a principal stockholder of the Company.

(2)	Heather Mulvihill is the sister-in-law of Christopher Mulvihill, the Company’s President and a director and principal stockholder of the Company.

(3)	MRP Holdings LLC is owned by Mark Patterson, the Company’s Chief Executive Officer and a director and principal stockholder of the Company.

(4)	Albert Behler is a principal stockholder of the Company.

(5)	Directly and indirectly through various entities he controls, Burton I Koffman is a principal stockholder of the Company and father of David Koffman, a director of the Company.

(6)	Alexandria Equities, LLC is a principal stockholder of the Company.

Except for the receipt of payment of quarterly interest on the Eligible Notes in shares of common stock on the same terms as other holders of Eligible Notes, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Eligible Securities during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Accounting Consequences of the Offer.

The amount of the current liability associated with the Eligible Securities that will be reduced as a result of the Offer will depend on how many holders elect to exchange the Eligible Securities and also the quarterly re-measurement of fair value which is dependent on a number of factors used in the Black-Scholes valuation including the stock price and volatility. See Section 11 Information Regarding Boomerang Systems, Inc. for a pro forma presentation of the potential accounting consequences of the Offer.

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Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Eligible Securities as contemplated by this Offer. Our obligation under this Offer to Exchange to accept any tendered Eligible Securities for exchange is subject to conditions, including the conditions described in Section 8 Conditions of the Offer.

Certain United States Federal Income Tax Considerations.

The following is a summary of certain material U.S. federal income tax considerations relating to the ownership and disposition of our common stock received under the Offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the Internal Revenue Service (“IRS”) and no assurance can be given that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Eligible Securities or our common stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Eligible Securities as compensation; or investors who hold the Eligible Securities as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Eligible Securities and our common stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Eligible Securities or our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Eligible Securities for common stock of the company pursuant to the Offer and owning and disposing of shares of our common stock received pursuant to the Offer. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. IT DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM (I) THE EXCHANGE OF ELIGIBLE SECURITIES FOR COMMON STOCK PURSUANT TO THE OFFER AND (II) OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK RECEIVED UPON PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (INCLUDING ESTATE AND GIFT TAX RULES) AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS, AS WELL AS THE APPLICATION UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of an Eligible Security or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen for U.S. federal income tax purposes;

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•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Notes for Common Stock

Although the matter is not free from doubt, we intend to take the position that an exchange of Eligible Notes and accompanying warrants for common stock will constitute a partial recapitalization for U.S. federal income tax purposes. If this position is correct, as it is assumed for purposes of the remainder of this summary, (i) you generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the principal portion of the Eligible Notes and accompanying warrants for common stock, and (ii) you generally should recognize gain for U.S. federal income tax purposes as a result of the exchange of the interest portion of the Eligible Notes for common stock.

U.S. Holders will generally have an aggregate tax basis in the common stock received in the exchange equal to the adjusted tax basis in the warrants and Eligible Notes exchanged therefor as of the time of the exchange.  Stock received with respect to the interest portion on the Eligible Notes will generally have an initial tax basis equal to the fair market value of such stock at the time of the exchange.

Distributions on Common Stock Received upon Participation in the Offer

Any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. holder will qualify for taxation at a reduced 20% rate (effective beginning on or after January 1, 2013) if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. Holder’s “net investment income” may generally include, among other items, certain interest, dividends, gain, and other types of income from investments, minus the allowable deductions that are properly allocable to that gross income or net gain. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

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Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, our common stock. Under the Code and applicable Treasury Department Regulations, a U.S. holder of our common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on our common stock, or the proceeds of a sale, exchange or disposition of our common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of an Eligible Warrant or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

•	an estate or trust that is not a U.S. Holder.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Securities for Common Stock

Although the matter is not free from doubt, we intend to take the position that an exchange of the Eligible Securities for the Shares will constitute a partial recapitalization for U.S. federal income tax purposes. If this position is correct, as it is assumed for purposes of the remainder of this summary, (i) you generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the principal portion of the Eligible Notes for common stock, and (ii) you generally should not recognize gain for U.S. federal income tax purposes as a result of the exchange of the interest portion of the Eligible Notes for common stock.

Non-U.S. Holders will generally have an aggregate tax basis in the common stock received in the exchange equal to the adjusted tax basis in the warrants and Eligible Notes exchanged therefor as of the time of the exchange.  Stock received with respect to the interest portion on the Eligible Notes will generally have an initial tax basis equal to the fair market value of such stock at the time of the exchange.

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Distributions on Common Stock Received upon Participation in the Offer

If you receive a distribution with respect to our common stock that is treated as a dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our common stock received pursuant to the offer, unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our common stock or gain on the disposition of our common stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

HIRE Act

The Hiring Incentives to Restore Employment Act of March 2010 (the “HIRE Act”), including the Foreign Account Tax Compliance Act (“FATCA”) provisions promulgated thereunder, generally provides that (1) beginning July 1, 2014, a 30% withholding tax may be imposed on certain payments of U.S. source income (such as dividends) to certain Non-U.S. Holders, and (2) beginning January 1, 2017, a 30% withholding tax may be imposed on the proceeds from the sale of property by certain Non-U.S. Holders that could give rise to certain types of U.S. source payments. Withholding is generally required unless such Non-U.S. Holders enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such Non-U.S. Holders, as well as certain other information relating to such interests.  Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA and the HIRE Act.

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Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to each Non-U.S. Holder, and the tax withheld with respect to such dividends. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

A Non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a Non-U.S. Holder sells its shares of our common stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations.

Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Securities pursuant to this Offer to Exchange.

Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I. We recommend that you review the SC TO-I, including its additional exhibits, and the following materials that we have filed with the SEC and incorporated herein by reference before making a decision on whether to tender your Eligible Securities:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on December 30, 2013;

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•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed with the SEC on February 14, 2014;

•	our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2014, filed with the SEC on May 20, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 14, 2014;

•	our Current Report on Form 8-K filed with the SEC on May 20, 2014;

•	our Current Report on Form 8-K filed with the SEC on March 10, 2014; and

•	our Current Report on Form 8-K filed with the SEC on March 12, 2014.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that website is www.sec.gov.

We will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company by mail at 30 A Vreeland Road, Suite 150, Florham Park, NJ 07932, by email at ryanc@boomerangsystems.com or by facsimile at (973) 387-8513.

Description of Securities

The following summarizes the material provisions of the securities offered by the selling securityholders, our capital stock and important provisions of our certificate of incorporation and bylaws. This summary is not complete and is qualified by our certificate of incorporation, bylaws, form of note and form of warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and by the provisions of applicable law.

As of the date hereof, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2014, there were 8,506,080 shares of common stock and no shares of preferred stock will be outstanding. If all of the Eligible Securities covered by this Offer to Exchange were converted or exercised, then, as of June 30, 2014, there will be 18,226,787 shares of common stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and do not have cumulative voting rights. A plurality of the votes cast in the election of directors is sufficient to elect nominees to our board of directors. The holders of common stock are entitled to receive dividends as may be declared by the board of directors, provided that no dividends or other distributions on our common stock may be paid, nor may any shares of our common stock be purchased, redeemed or otherwise acquired for value by us if any shares of our Series A Convertible Preferred Stock are outstanding. Upon our liquidation, dissolution or winding up, and subject to any prior rights of outstanding preferred stock, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. The holders of our common stock have no preemptive or other subscription rights to purchase our common stock.

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Preferred Stock

Subject to the provisions of the certificate of incorporation and limitations prescribed by law, the board of directors has the authority, without further vote or action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	dividend rates;

•	conversion rates;

•	voting rights;

•	terms of redemption;

•	redemption prices;

•	liquidation preferences;

•	sinking funds;

•	other rights, preferences and restrictions applicable to each series; and

•	the number of shares constituting any series or the designation of the series, which may be senior to those of the common stock.

We have no present plans to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, and merger or otherwise, and, as a result, protect the continuity of our management. The issuance of shares of the preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Preemptive Right

Mr. Patterson’s amended employment agreement provides him with a preemptive right, pursuant to which Mr. Patterson has the right, but not the obligation, to maintain his then pro rata share of our issued and outstanding shares and warrants by purchasing additional shares and warrants each time we offer shares and/or warrants for sale.

Certificate of Incorporation and Bylaws

Limitation of Liability of Officers and Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

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•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law for unlawful payment of a dividend or unlawful stock purchase or stock redemption; or

•	for any transaction from which the director derived an improper personal benefit.

To the extent that the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of our directors, our certificate of incorporation shall be deemed to include such further limitations. Our second amendment and restated bylaws also provide, with certain exceptions, for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

We have also entered into indemnification agreements with all of our directors, other than Mark Patterson. These indemnification agreements, among other things,

•	provide for indemnification which mirrors the provisions of the Delaware General Corporation Law;

•	provide for the mandatory advancement by us of expenses incurred by the director, provided that such director will repay the amounts advanced if it is determined that the director was not entitled to be indemnified by us;

•	provide further indemnification to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized in our certificate of incorporation, as amended, or second amendment and restated bylaws, or the Delaware General Corporation Law; and

•	provide that if the Delaware General Corporation Law is subsequently amended to increase the rights of directors to indemnification, those increased rights will be deemed to apply to us, but if such rights are narrowed, there will be no affect on the indemnification granted to the directors.

However, a director is not entitled to indemnification under these agreements with respect to (i) claims initiated by the director (except claims relating to the director’s right to indemnification), (ii) claims relating to the director’s right to indemnification that a court of competent jurisdiction determines were not made in good faith or were frivolous; (iii) expenses or liabilities for which a directors’ and officers’ liability insurance policy has paid the director directly; or (iv) expenses or payment of profits arising from the violation by the director of Section 16(b) of the Exchange Act, or any successor statute.

Mr. Patterson’s employment agreement provides that we will indemnify him to the greatest extent permitted by Section 145 of the Delaware General Corporation Law. These indemnification rights will survive the termination of Mr. Patterson’s employment for any reason.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Business Combination Under Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to, or increased ownership of us by, the interested stockholders. A “business combination” includes a merger or sale of more than 10.0% of our assets.

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Section 203 defines an “interested stockholder” as:

•	a stockholder who owns 15% or more of our outstanding voting stock; or

•	our affiliate or associate that was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately prior to the date of determination of whether such person is an interested stockholder, and the affiliates and associates of such person.

Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers, and employee stock plans under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and is authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law.

Amendment of Bylaws

Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, by:

•	the affirmative vote of holders of not less than 75% of the voting power of our outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class; or

•	the affirmative vote of a majority of directors present at any regular or special meeting where there is a quorum of directors present, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, the number and term of directors, nomination of directors, special meetings of directors, removal of directors, committees of the board of directors and indemnification of directors and officers, requires the affirmative vote of at least 75% of all directors then in office at a regular or special meeting called for that purpose.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before an annual meeting of stockholders.

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Under these procedural requirements, a stockholder nomination must include evidence that the nominator is a stockholder, and should include:

•	the name and address of the nominator;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominator;

•	the name and address of each of the persons with whom the nominator is acting in concert, and the number of shares of our capital stock beneficially owned by such persons; and

•	a description of all arrangements or understandings between the nominator and the nominee pursuant to which the nomination is being made.

The nominator must also provide biographical information on their nominee, including:

•	the nominee’s name, age, business address and residence address;

•	the principal occupation or employment of the nominee;

•	the number of shares of our capital stock beneficially owned by the nominee;

•	the written consent of the nominee to having such person’s name placed in nomination at the meeting and to serve as a director as elected;

•	any other information regarding the nominee that is required pursuant to Regulation 14A of the Exchange Act; and

•	a notarized affidavit from the nominee stating that, if elected, he or she will serve and he or she is eligible for election as a member of our board of directors.

To bring a proposal to remove a director before an annual meeting of our stockholders, a stockholder must deliver to our Secretary:

•	notice of the proposal;

•	a statement of the grounds on which such director is proposed to be removed;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	a list of the names and address of the other beneficial owners of shares of our capital stock with whom the stockholder is acting in concert, and the number of shares beneficially owned by each such beneficial owner.

In order to bring any other proposal before an annual meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address of the stockholder proposing such business;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

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•	a description of all arrangement or understandings between such stockholder and any other person or persons (including their names and the number of our shares beneficially owned by them) in connection with the proposal of such business;

•	any material interest of the stockholder in the proposal; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

To be timely in connection with an annual meeting of stockholders, a stockholder must generally deliver notice of a nomination, proposal to remove a director, or other business not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting.

To be timely in connection with the election of a director at a special meeting of stockholders, a stockholder nomination must be received not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder nomination will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

Transfer Agent and Registrar

The transfer agent and warrant agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8261.

Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Securities pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange, the Election to Participate or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Please direct any questions or requests for assistance to the Company at the telephone number or address set forth below.

Boomerang Systems, Inc.

30 A Vreeland Road, Suite 150

Florham Park, NJ 07932

Telephone: (973) 387-8514

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